CASH FLOW IMPROVEMENT AWARD AGREEMENT

(under the Milacron Inc. 2004 Long-Term Incentive Plan)

THIS CASH FLOW IMPROVEMENT AWARD AGREEMENT (“Agreement”) made in Cincinnati, Ohio on the date of signature below, between Milacron Inc., a Delaware corporation (hereinafter called the “Company”) and      , a regular salaried employee of the Company or one of its Subsidiaries (hereinafter called the “Grantee”).

WITNESSETH:

Whereas, the Company desires to grant to the Grantee the right, contingent upon certain vesting requirements, to receive cash, as hereinafter provided, upon the attainment of certain management objectives as more fully set forth in the Cash Flow Improvement Award Agreement Terms attached hereto as Exhibit A and incorporated herein (the “Terms”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and hereinafter in the attached Agreement, and for other good and valuable consideration, the Company and the Grantee do hereby agree as follows:

Subject to and upon the terms, conditions and restrictions set forth in the Milacron Inc. 2004 Long-Term Incentive Plan (the “Plan”) and this Agreement, the Company hereby grants to the Grantee      Performance Units (collectively the “Award”), effective as of      , 2006 (the “Date of Grant”). Each Performance Unit represents the contingent right to receive $1.00, subject to the terms and conditions set forth in the Plan and this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Grantee has hereunto set his or her hand, all as of the day and year first above written.

MILACRON INC.

By:

GRANTEE:

DATE:

EXHIBIT A

MILACRON INC.

CASH FLOW IMPROVEMENT AWARD AGREEMENT TERMS

March 2006

1. Restrictions on Transfer of Award. The Award may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee; provided, however, that the Grantee’s rights with respect to such Award may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 1 shall be void ab initio, and the other party to any such purported transaction shall not obtain any rights to or interest in such Award.

2. Vesting and Payment of Award.

(a) All or a portion of the Award shall vest and become nonforfeitable at 11:59 p.m. on December 31, 2007 (the “Vesting Date”), provided that (i) the Grantee has been continuously employed with the Company and its Subsidiaries from the Date of Grant until such time and (ii) the Company determines that all or a portion of the management objectives set forth in Schedule A attached hereto and incorporated herein (“Management Objectives”) have been satisfied in accordance with Section 2(b).

(b) As soon as administratively practicable after the Vesting Date, the Personnel and Compensation Committee of the Company’s Board of Directors (the “Committee”) shall determine (i) the extent, if any, to which the Management Objectives for the period beginning on January 1, 2006 and ending on the December 31, 2007 (the “Performance Period”) shall have been achieved in accordance with Schedule A, and (ii) the number of Performance Units under the Award, if any, that shall have become vested and nonforfeitable in accordance with Schedule A.

(c) If the Grantee ceases to be an employee of the Company or its Subsidiaries prior to the Vesting Date as a result of his or her Retirement, Disability, or any other event specified by the Committee, then the number of Performance Units subject to the Award shall be reduced by the percentage of time during the Performance Period that the Grantee is not an employee of the Company, and the reduced number of Performance Units subject to the Award shall vest as of the Vesting Date pursuant to the terms herein. For purposes of this Agreement, “Retirement” shall mean the Grantee’s termination of employment with the Company and its Subsidiaries (i) after having attained age 55 and at least five years of Credited Service (as that term is defined in the Milacron Retirement Plan); or, (ii) in accordance with a temporary early retirement program or other agreed upon severance arrangement of the Company or its Subsidiaries. For purposes of this Agreement, “Disability” shall have the meaning given such term in the long-term disability plan of the Company in effect for, or applicable to, the Grantee.

(d) Payment of any Performance Units of an Award that are earned and vested in accordance with this Section 2 and not forfeited in accordance with Section 3 shall be made to the Grantee in cash by March 15, 2008 (or as soon as administratively practicable thereafter).

(e) Notwithstanding anything contained in this Section 2 to the contrary, all of the Award shall become vested at the 100% level if, while the Grantee is in the employ of the Company and its Subsidiaries, (i) the Grantee dies or (ii) a Change in Control, as that term is defined in the Plan, occurs. Payment shall be made to the Grantee or his or her beneficiary within 30 days following such event.

(f) Grantee understands and agrees that if any benefits become payable to him under the Executive Severance Agreement between Grantee and the Company as a result of the Company’s refinancing transactions in 2004, such benefits shall not include all or any portion of the Award granted hereunder.

3. Forfeiture of Award. Except as and to the extent the Award has become nonforfeitable pursuant to Section 2, all of the Award shall be forfeited if the Grantee ceases to be continuously employed by the Company and its Subsidiaries prior to the Vesting Date.

4. No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

5. Taxes and Withholding. The Company shall withhold from the Award as is standard and customary. To the extent that the Company shall be required to withhold any federal, state, local or other taxes in connection with the Award and the amounts available to the Company for such withholding are insufficient, the Grantee shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof.

6. Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries by reason of the transfer of his employment among the Company and its Subsidiaries or a leave of absence approved by the Company.

7. Amendments. The Company may modify this Agreement upon written notice to the Grantee.

8. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

9. Entire Agreement. The Agreement and the Terms contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of the Agreement and the Terms, the Terms shall govern.

10. Successors and Assigns. Without limiting Section 1 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

11. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

12. Notices. Any notice to the Company shall be in writing to the Company and any notice to the Grantee shall be addressed to the Grantee at his or her address on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class certified or registered mail, postage and fees prepaid, return receipt requested, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

[END]

SCHEDULE A

MANAGEMENT OBJECTIVES

1. Management Objectives. The Management Objectives applicable to the Award shall be based on the Company’s Consolidated Cash Flow (as defined in the Certificate of Designation of the 6% Series B Convertible Preferred Stock of Milacron Inc., as amended from time to time) and excluding certain extraordinary or special items approved by the Company (“EBITDA”).

2. Vesting of Award. On the Vesting Date, the portion, if any, of the Award that shall become vested and nonforfeitable shall be based on the extent to which the Company’s EBITDA for the year 2007 is equal to or greater than the EBITDA levels set forth below (if the Company’s EBITDA falls between two of the specified amounts set forth below, then the percentage of Award vested shall be calculated in a linear fashion):

2007 EBITDA	% of Award Vested
***	125%

***	100%

***	75%

***	0%

3. Modification. The Committee may, in its sole discretion, adjust the total amount of all Awards to be paid (such that any such adjustment is applied consistently to all similarly situated grantees) based upon the Committee’s determination that the Company is adequately addressing the funding obligations of the Milacron Retirement Plan.

Notwithstanding anything herein to the contrary, the Committee shall not make any adjustment to this Award or the related Management Objectives that would result in an increase in the amount otherwise payable hereunder if such adjustment would cause the Award to be non-deductible under Section 162(m) of the Code.

***indicates where text has been omitted pursuant to a request for confidential treatment. The omitted text has been filed separately with the Securities and Exchange Commission.